Exhibit 99.1

Smart Balance Announces 2009 First Quarter Results

•	Net sales $62.6 million, up 23% versus year ago
•	Earnings per share $0.02, up $0.04 versus year ago
•	Becomes second largest marketer of branded spreads in U.S.

Paramus, N.J. (May 7, 2009) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its results for the first quarter ended March 31, 2009.  The Company reported net sales of $62.6 million, an increase of 23.3% versus year ago, and earnings per share of $0.02, versus a loss of $0.02 per share in 2008.

The first quarter net sales increase versus 2008 was due to higher pricing carried over from the prior year and a 6% increase in case shipments.  The improvement in earnings per share was due to increased gross profits and lower financing-related costs partially offset by higher operating expenses.

The Company increased market share in its core category of spreads by 1.5 points to 15.1% in the first quarter versus the same quarter in 2008, representing the 29th consecutive quarter of market share growth, according to Information Resources, Inc. (IRI) data.  With that increase, Smart Balance became the second largest marketer of branded spreads in the United States, based on dollar sales in retail food outlets, according to IRI data.

“I am pleased with both our revenue growth and our earnings per share,” said Stephen B. Hughes, Smart Balance Chairman and CEO.  “Despite the challenging economic environment, consumers are embracing our premium priced value proposition as evidenced by our continued share growth.  Reaching the number two market share position in our core category is an important milestone on the road to building Smart Balance® into a billion dollar brand.”

Gross profit margin for the quarter was 45.1%, versus 45.0% for the first quarter of 2008, as the rate of selling price increases was offset by the rate of commodity cost increases and coupon redemption expenses.

2009 First-Quarter Results

Net sales for the first quarter of 2009 increased 23.3% to $62.6 million from $50.8 million for the first quarter of 2008.  The increase was primarily due to a combination of higher prices and increased case shipments, partially offset by higher coupon redemption expenses.  Selling prices for the Company’s spreads, which represent approximately 76% of its net sales, were increased three times in 2008 to cover rising commodity costs, consistent with competitive actions in the industry.

The increase in cases shipped was due primarily to the introduction of milk in the Northeast, growth in the core category of spreads, and higher sales of cooking oil.  The 6% growth in cases occurred despite the increase in retail inventories in the prior year as part of the Company’s distribution expansion.

Consumer purchases of the Company’s products at retail grew 31.8% for the quarter versus 2008, based on IRI data and company estimates.  The net sales increase of 23.3% was lower than the consumer purchases growth primarily due to the inventory build in 2008 and higher coupon redemption expenses in 2009 net sales.  Differences between net sales and consumer purchases at retail may arise due to changes in inventories at retailers, timing of promotions and price variations.  However, these differences are normally minor on an annual basis.

Gross profit increased $5.5 million to $28.3 million for the first quarter of 2009 from $22.8 million in 2008 due to the benefit of higher pricing and the growth in case shipments, partially offset by increases in product input costs, notably vegetable oils, and higher coupon redemption expenses.

Operating income increased $1.2 million, or 60%, to $3.2 million for the first quarter of 2009 compared with $2.0 million in 2008 as the $5.5 million increase in gross margin was partially offset by a $4.2 million increase in operating expenses.  The increase in operating expenses reflected higher marketing investments and continued expansion of general and administrative expenses, primarily increased staff and related costs, to support a $500 million business.

Excluding the impact of non-cash charges, operating income increased $1.8 million to $8.4 million in 2009 from $6.6 million in 2008.  See the table below for the non-cash items affecting operating income.

Items Affecting Operating Income – First Quarter

$ in Millions	2009	2008

Operating Income	3.2	2.0
Non-cash charges affecting Operating Income:
FAS 123R Stock Option Expense	4.0	3.5
Depreciation & Amortization	1.2	1.1
	5.2	4.6
Operating Income excluding non-cash charges	8.4	6.6

Net income for the first quarter of 2009 was $1.1 million compared to a loss of $1.2 million for the first quarter of 2008, an increase of $2.3 million, reflecting the gains at operating income, lower interest and other expenses and the gain on derivatives liability related to an interest rate swap, partially offset by higher provisions for income taxes.  Included in the 2008 interest expense is a prepayment penalty of $0.6 million for the $30 million prepayment of the second lien debt.  Other expense in 2008 reflects $0.9 million of accelerated amortization of deferred financing costs resulting from the prepayment of debt.

Excluding the after-tax impact of non-cash charges, net income for the first quarter of 2009 was $4.0 million versus $2.1 million in 2008.  See the table below for non-cash items affecting net income (loss).

Items Affecting Net Income (Loss) – First Quarter

$ in Millions	2009	2008

Net Income(Loss)	1.1	(1.2)
Non-cash charges after-tax affecting Net Income(Loss):
FAS 123R Stock Option Expense	2.4	2.1
Depreciation & Amortization	0.8	0.7
Change in Fair Value of an Interest Rate Swap	(0.3)	-
Accelerated Financing Amortization	-	0.5
	2.9	3.3
Net Income excluding non-cash charges after-tax	4.0	2.1

Outlook
Smart Balance’s outlook for the first half of 2009 percentage growth in net sales versus 2008 is high teens to mid-twenties.  The Company expects continued volume growth led by increased distribution and new products in spreads, peanut butter, cooking oil and popcorn, as well as expansion of its milk products.  The food industry is experiencing uncertainty in 2009 around consumer reaction to the economy, potentially delaying trial by prospective consumers of the Company’s premium-priced products.

Gross profit as a percent of net sales is expected to improve to 45%+ in 2009 as input costs for the year are expected to be lower than 2008.  Marketing investments will increase in 2009 versus 2008 as the Company will continue to aggressively support its core user base and develop awareness among new consumers.

Forward-looking Statements
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	raise prices as fast as commodity costs increase;
•	introduce and expand distribution of new products;
•	meet marketing and infrastructure needs;
•	meet long-term debt covenants; and
•	continue to grow net sales in a competitive environment with rising costs and an increasingly price sensitive consumer.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The Company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese.  For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data)

	March 31,	December 31,
	2009	2008
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$8,136	$5,492
Accounts receivable, net of allowance of: 2009 – $313 and 2008 - $256	14,832	14,283
Accounts receivable - other	889	692
Inventories	8,421	9,322
Prepaid taxes	840	709
Prepaid expenses and other assets	10,103	1,019
Deferred tax asset	509	650
Total current assets	43,730	32,167
Property and equipment, net	4,389	4,301
Other assets:
Goodwill	374,886	374,886
Intangible assets, net	154,207	155,223
Deferred costs, net	1,674	1,737
Other assets	428	222
Total other assets	531,195	532,068
Total assets	$579,314	$568,536
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$30,591	$24,938
Income taxes payable	2,482	1,080
Total current liabilities	33,073	26,018
Long term debt	69,504	69,504
Derivative liability	4,587	5,132
Deferred tax liability	45,165	46,268
Other liabilities	377	163
Total liabilities	152,706	147,085
Commitment and contingencies
Stockholders' equity
Preferred stock, $.0001 par value, 50,000,000 shares authorized	-	-
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2009) and 62,630,683 (2008) issued and outstanding	6	6
Additional paid in capital	511,388	507,377
Retained deficit	(84,786)	(85,932)
Total stockholders' equity	426,608	421,451
Total liabilities and stockholders' equity	$579,314	$568,536

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share data)

	Three Months Ended March 31,
	2009	2008
Net sales	$62,599	$50,790
Cost of goods sold	34,345	27,940
Gross profit	28,254	22,850
Operating expenses:
Marketing	8,800	7,398
Selling	4,517	4,146
General and administrative	11,729	9,346
Total operating expenses	25,046	20,890
Operating income	3,208	1,960
Other income (expense):
Interest income	1	251
Interest expense	(1,679)	(3,232)
Gain on derivative liability	546	-
Other expense, net	(143)	(941)
Total other income (expense)	(1,275)	(3,922)
Income (loss) before income taxes	1,933	(1,962)
Provision (benefit) for income taxes	787	(785)
Net income (loss)	$1,146	$(1,177)

Income (loss) per share:
Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)
Weighted average shares outstanding:
Basic	62,630,683	62,196,988
Diluted	62,706,184	62,196,988